UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 11, 2017

RAIT Financial Trust

__________________________________________

(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Logan Square, 100 N. 18th St., 23rd Floor, Philadelphia, Pennsylvania		19103
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:		(215) 207-2100

N/A

________________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On October 11, 2017, RAIT Financial Trust (“RAIT”) received a put right notice (the “Put Right Notice”) from ARS VI Investor I, LP (the “Investor”) exercising the Investor’s right (the “Put Right”) to require RAIT to purchase for $20.5 million (the “Put Redemption Price”) all of the previously disclosed common share purchase warrants (the “Warrants”) and common share appreciation rights (the “SARs”) issued by RAIT to the Investor.  On October 17, 2017, RAIT paid the Investor the Put Redemption Price.

RAIT expects the effects of RAIT’s redemption (the “Redemption”) pursuant to the Put Right of the Warrants and SARs on RAIT’s fourth quarter 2017 financial results will include the following, subject to final accounting determinations made in connection with the preparation of RAIT’s financial statements for this period:

•RAIT expects to recognize a gain on extinguishment of debt of approximately $5.5 million as a result of the Redemption.  RAIT had classified both the Warrants and SARs as liabilities and included their combined fair value in RAIT’s liabilities.  This gain would represent the excess of this fair value over the Put Redemption Price.

•RAIT expects the Redemption will positively affect RAIT’s leverage and compliance with the related financial covenants within certain of RAIT’s indebtedness by removing from RAIT’s liabilities the amounts related to the Warrants and SARs.

Upon payment of the Put Redemption Price, RAIT cancelled all of the Warrants and SARs, RAIT has no further obligations under the Warrants and SARs and no Warrants or SARs remain outstanding.  The Warrants and SARs set the applicable Put Redemption Price as $1.23 per share and stated that the number of shares would not adjust from the date of the original issuance of the Warrants and SARs with respect to any exercise of the Put Right, regardless of any adjustments of such number in accordance with the adjustment provisions of the Warrants and SARs.  The Warrants were originally exercisable for 9,931,000 RAIT common shares (the “Common Shares”) and the SARs were originally exercisable with respect to (but settled in cash) 6,735,667 Common Shares.

As previously disclosed, RAIT issued the Warrants and SARs to the Investor pursuant to a Securities Purchase Agreement (as amended, the “Purchase Agreement”) dated as of October 1, 2012 among RAIT, certain of its subsidiaries and the Investor. Andrew M. Silberstein serves as a Trustee on RAIT’s Board of Trustees as the Investor Board Designee (as defined in the Purchase Agreement). Mr. Silberstein is an equity owner of the investment advisor of the Investor, Almanac Realty Investors, LLC, an officer of the Investor, and holds indirect equity interests in the Investor. Pursuant to the Purchase Agreement, RAIT sold to the Investor on a private placement basis in four sales between October 2012 and March 2014 for an aggregate purchase price of $100.0 million the following securities, in the aggregate: (i) 4,000,000 Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of RAIT (the “Series D Preferred Shares”), (ii) the Warrants and (iii) the SARs. In December 2016, RAIT repurchased and canceled 464,000 Series D preferred shares for a purchase price of $11.6 million and, in June 2017, RAIT repurchased and canceled 402,280 Series D Preferred Shares for a purchase price of $10,057,000, together with any accrued and unpaid dividends to but excluding the date of repurchase (which repurchase included the corresponding repurchase of preferred units in a RAIT subsidiary party to the Purchase Agreement).  After giving effect to the Redemption,  the remaining RAIT securities held by the Investor are 3,133,720 Series D Preferred Shares, which represents all of the outstanding Series D Preferred Shares as of the date hereof (and a corresponding number of outstanding preferred units of such RAIT subsidiary).  For further information about RAIT’s transactions with the Investor and its affiliates, see note 9 and note 12 to the financial statements included in RAIT’s most recent quarterly report on Form 10-Q.

The above summary of the Put Right Notice does not purport to be complete and is qualified in its entirety by the Put Right Notice attached to this Current Report on Form 8-K as Exhibit 4.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

4.1Put Right Notice dated October 10, 2017 from ARS VI Investor I, LP to RAIT Financial Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Financial Trust

October 17, 2017	By:	/s/ Scott L.N. Davidson

Name: Scott L.N. Davidson
Title: Chief Executive Officer and President